UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2025

FLUENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37893	77-0688094
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Vesey Street, 9th Floor New York, New York	10282
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 669-7272

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0005 par value per share	FLNT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 19, 2025, Fluent, Inc. (the “Company”) entered into securities purchase agreements (the “Purchase Agreements”) with certain officers and/or directors (collectively, the “Inside Investors”) and certain stockholders of the Company, including the Company’s largest stockholder (the “Stockholders” and together with the Inside Investors, the “Purchasers”), pursuant to which the Company sold to the Purchasers pre-funded warrants (the “Unregistered Pre-Funded Warrants”) to purchase up to 2,332,104 shares of common stock of the Company (the “Unregistered Pre-Funded Warrant Shares” and together with the Unregistered Pre-Funded Warrants, the “Unregistered Securities”), having an exercise price of $0.0005 per share, at a purchase price of $2.174 per Unregistered Pre-Funded Warrant (the “Offering”).

In connection with the Offering, on March 19, 2025, the Company entered into the First Amendment (the "Support Agreement Amendments") to the Support Agreements originally dated November 29, 2024 (the “Support Agreements”) with the Insiders (as defined in the Support Agreements) to, among other things, amend certain definitions to include the Purchase Agreements and Unregistered Pre-Funded Warrants.

The exercise of the Unregistered Pre-Funded Warrants issued to the Inside Investors is subject to stockholder approval and, upon such approval, such Unregistered Pre-Funded Warrants will be immediately exercisable and will terminate when exercised in full. The Company will be obligated to use its reasonable best efforts to obtain stockholder approval of the exercise of the Unregistered Pre-Funded Warrants in accordance with the rules of the Nasdaq Stock Market at the next annual meeting of the Company's stockholders (the “Stockholder Meeting Deadline”). If, despite the Company’s reasonable best efforts the stockholder approval is not obtained on or prior to the Stockholder Meeting Deadline, the Company is required to cause an additional stockholder meeting to be held within 90 days after the Stockholder Meeting Deadline. If, despite the Company’s reasonable best efforts the stockholder approval is not obtained at such subsequent stockholder meeting, the Company is required to cause an additional stockholder meeting to be held semi-annually thereafter until stockholder approval is obtained.

The representations, warranties and covenants contained in the Purchase Agreements were made solely for the benefit of the parties to the Purchase Agreements. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreements and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreements are included with this filing only to provide investors with information regarding the terms of the transaction, and not to provide investors with any other factual information regarding the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreements, which subsequent information may or may not be fully reflected in public disclosures.

The closing of the sales of the Unregistered Warrants under the Purchase Agreements occurred on March 20, 2025.

The net proceeds from the Offering were approximately $5.0 million, after deducting offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for general corporate purposes which may include capital expenditures, working capital and general and administrative expenses.

The foregoing descriptions of the Purchase Agreements, the Unregistered Pre-Funded Warrants and the Support Agreement Amendments are not complete and are qualified in their entirety by reference to the full text of the form of the Purchase Agreement, the Unregistered Pre-Funded Warrant and the Support Agreement Amendment copies of which are filed as Exhibits 10.1, 4.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equities Securities.

Reference is made to the disclosure under Item 1.01 above with respect to the Unregistered Securities which is hereby incorporated in this Item 3.02 by reference. The Unregistered Securities were sold pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, available under Section 4(a)(2).

Item 9.01	Financial Statements and Exhibits.

d) Exhibits

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant
10.1+	Form of Securities Purchase Agreement
10.2	Form of First Amendment to Support Agreement
104	Cover Page Interactive Data File (formatted as Inline XBRL)

+ Certain of the schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company hereby undertakes to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fluent, Inc.

March 19, 2025	By:	/s/ Donald Patrick
	Name:	Donald Patrick
	Title:	Chief Executive Officer